Exhibit 10.28
Cytocore/Amsino Distribution Service Agreement
Basic Terms
Revised April 15, 2009
1.	Overview- Cytocore offers specialty diagnostic and treatment products to the healthcare market. Amsino International, Inc. offers sales channel and distribution services to that market.

2.	Cytocore will designate Amsino as the exclusive worldwide sales channel and distribution partner.

3.	Sales Channel Services will include but not limited to:
a.	Introduction of Cytocore management to selected end user distributors such as:
i.	PSS

ii.	McKesson

iii.	Henry Schein

iv.	Cardinal

v.	Labsco

vi.	Infolab

vii.	Cooper Surgical

viii.	Nipro (Latin America Market)
b.	Introduction of Cytocore to distributor associations such as:
i.	IMCO

ii.	NDC (Abco, CIDA, Starline)
4.	Distribution services will include but not limited to:
a.	China to US logistics (Amsino warehouse or customer)

b.	Warehousing and inventory management

c.	Order management (Purchase order to delivery to distributor customer)

d.	Customer Service
5.	Proposed Process Flow (Subject to revision prior to formal contract)
a.	Amsino produces products per Cytocore forecast

b.	Cytocore purchases product from Amsino manufacturing facility in China at a FOB China price.

c.	Cytocore to retain title to the product until invoiced to distributor customer (i.e. PSS, Henry Schein)

d.	Amsino China and Pomona office manages logistics required to bring product from China to Pomona warehouse.

e.	Cytocore to pay freight from China to Amsino Pomona warehouse.

f.	Amsino to warehouse the product with a “3PL” scenario.

g.	Product is owned by Cytocore. Amsino will not take title to the product.

h.	Additional Services Provided by Amsino
i.	Receive and upload product from containers

ii.	Palletize and wrap

iii.	Put away into dedicated warehouse locations

iv.	Receive preservative

v.	Assemble kits (place SoftPap and preservative product in one carton)

vi.	Inventory kits

vii.	Receive orders and shipping instructions from Cytocore

viii.	Pick, Pack, and Ship product to distributor customer

ix.	Invoice the customer
i.	Customer remits payment to Cytocore (bank lock box)

j.	Cytocore to pay freight to distributor customer

k.	Cytocore to establish sell prices.
6.	Amsino Compensation
a.	Amsino will be paid, by Cytocore, $1.00 (per unit sold) above direct expenses

b.	Direct expenses include
i.	Pallets and wrapping material

ii.	Cartons and related material for kit assembly

iii.	Ocean freight and fees

iv.	Freight to customer
7.	Additional Consideration
a.	Amsino to provide weekly sales information to Cytocore

b.	Amsino to provide weekly inventory information to Cytocore

c.	Cytocore responsible for marketing program expenses.
8.	Open Issues for Discussion

9.	This term sheet does not represent a formal contract. All terms and conditions are subject to change upon development of final agreement.

10.	Amsino will maintain Cytocore’s receivables. This will include the responsibility of posting invoices and collections on Amsino’s billing and accounting system. Purchase orders will interface with billing invoices receivables and payments. Amsino will verify credit worthiness and be responsible for collections.

Agreed by Amsino	/s/ Phllander Kelsey

Phllander Kelsey

Agreed by Cytocore	/s/ Robert McCullough Jr.

Robert McCullough Jr.,
11.	Each party can terminate the agreement on 90 day notice.